As filed with the Securities and Exchange Commission on
                  November 6, 1998

                                      Registration No. 333-37033
================================================================

          SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C.  20549

            POST-EFFECTIVE AMENDMENT NO. 1
                      ON FORM S-3
                         TO
                REGISTRATION STATEMENT
           UNDER THE SECURITIES ACT OF 1933

        _______________________________________

                  GLEN BURNIE BANCORP
  ___________________________________________________
  (Exact name of registrant as specified in charter)


           MARYLAND                             52-1782444
---------------------------------         ----------------------
(State or other jurisdiction                (I.R.S. Employer
of incorporation or organization)         Identification Number)

                       101 CRAIN HIGHWAY, S.E.
                    GLEN BURNIE, MARYLAND  21061
                           (410) 766-3300
----------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               F. WILLIAM KUETHE, JR., PRESIDENT
                     GLEN BURNIE BANCORP
                    101 CRAIN HIGHWAY, S.E.
                 GLEN BURNIE, MARYLAND  21061
                        (410) 766-3300
----------------------------------------------------------------
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies to:
                 JAMES C. STEWART, ESQUIRE
            HOUSLEY KANTARIAN & BRONSTEIN, P.C.
             1220 19TH STREET, N.W., SUITE 700
                  WASHINGTON, D.C.  20036
                      (202) 822-9611

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC: From time to time as determined by market conditions, after the effective date of this Registration Statement.

  If the only securities being registered on this Form are
being offered pursuant to dividend or interest reinvestment
plans, please check the following box.  [    ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.  [    ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statements
for the same offering. [    ] _________________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[    ] ___________________________________________

  If delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.  [    ]
================================================================

PROSPECTUS
                  GLEN BURNIE BANCORP

     DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
             89,677 SHARES OF COMMON STOCK

               STOCKHOLDER PURCHASE PLAN
            120,000 SHARES OF COMMON STOCK

     Glen Burnie Bancorp is offering existing stockholders 89,677 shares of its Common Stock pursuant to its Dividend Reinvestment and Stock Purchase Plan and 120,000 shares of its Common Stock pursuant to its Stockholder Purchase Plan. The Plans offer stockholders a convenient way to acquire additional shares of the Common Stock without paying the brokerage commissions, service charges, fees or other expenses that stockholders would otherwise be charged if they purchased the Common Stock on the open market.

     DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN. The Dividend Reinvestment Plan offers stockholders the opportunity to apply their cash dividends towards the purchase of whole or fractional shares of Common Stock. Shares will automatically be credited on each dividend payment date to the accounts of stockholders who elect to participate in the Dividend Reinvestment Plan. Shares of Common Stock issued under the Dividend Reinvestment Plan will come from the Company's authorized but unissued shares. The price per share of Common Stock purchased from the Company pursuant to the Dividend Reinvestment Plan will be based on the fair market value (less a 5% discount unless the Board of Directors determines otherwise). No shares, however may be issued for less than their par value of $10.00 per share.

     STOCKHOLDER PURCHASE PLAN. Under the Purchase Plan, stockholders of record may receive an option each quarter to purchase their pro rata portion of a new issuance of shares of the Common Stock and may be given the opportunity to purchase unsubscribed shares as well. The number of shares to be issued in any quarter will be determined by a Committee of the Board of Directors. The aggregate number of shares that may be issued under the Plan may not exceed 120,000 shares (subject to adjustment for stock splits and dividends). The purchase price for all shares to be issued pursuant to such options will be the fair market value of the Common Stock as determined by the latest sale completed by the principal market maker for the Common Stock, Legg Mason Walker Wood, Inc., prior to the date of grant.

     There is currently not an active trading market for the Common Stock. Accordingly, stockholders should only consider an additional investment in the Common Stock through the Plans if they have a long-term investment intent.

     The Company recommends that you retain this Prospectus for future reference.

     SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR CERTAIN
INFORMATION THAT SHOULD BE CONSIDERED BY STOCKHOLDERS INTERESTED
IN ACQUIRING SHARES PURSUANT TO THE PLANS.

  THESE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED
      BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
          OTHER STATE OR FEDERAL GOVERNMENT AGENCY

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
      ANY STATE SECURITIES COMMISSION HAS APPROVED OR
    DISAPPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY
         OF THIS PROSPECTUS.  ANY REPRESENTATION TO
            THE CONTRARY  IS A CRIMINAL OFFENSE.

   The date of this Prospectus is ________ ___, 1998

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY.   IF ANY
SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.


                   TABLE OF CONTENTS

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . .  i

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . .  1

THE PLANS. . . . . . . . . . . . . . . . . . . . . . . . . .  4

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . .  7

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . .  7

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . .  7

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  8

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . .  8

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . .  8

DOCUMENTS INCORPORATED BY REFERENCE. . . . . . . . . . . . .  8

                  PROSPECTUS SUMMARY

THE COMPANY

     Glen Burnie Bancorp is a bank holding company organized in 1990 to hold all the outstanding shares of capital stock of The Bank of Glen Burnie (the "Bank"), a Maryland commercial bank organized in 1949. The Bank serves Anne Arundel County and surrounding areas from its main office in Glen Burnie, Maryland and branch offices in Odenton, Riviera Beach, Crownsville, Ferndale and Severn, Maryland. The Bank conducts a commercial and retail banking business as authorized by the banking statutes of the State of Maryland, including taking demand and time deposits, and the making of loans to individuals, associations, partnerships and corporations. Real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. Commercial lending consists of both secured and unsecured loans. The Bank's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation.

     The mailing address of the Company's principal executive office is 101 Crain Highway, S.E., P.O. Box 70, Glen Burnie,
Maryland 21060 and its telephone number is (410) 766-3300.

THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     PURPOSE. The Dividend Reinvestment Plan offers stockholders of record a simple and convenient way to invest their cash dividends in additional shares of the Common Stock without paying brokerage commissions, service charges and other expenses.

     HOW TO PARTICIPATE. Any stockholder of record can participate in the Dividend Reinvestment Plan by signing and returning a Stockholder Authorization Form. Stockholders holding their shares in "street name" through brokers are not eligible to participate in the Dividend Reinvestment Plan. Stockholders may enroll at any time. If a Stockholder Authorization Form is received prior to the record date for a dividend, that dividend will be reinvested. No fees or transactional costs are charged for participating in the Dividend Reinvestment Plan.

     WHAT WILL BE THE PURCHASE PRICE. The purchase price for Common Stock acquired through the Dividend Reinvestment Plan will be the fair market value of the Common Stock (defined as the price at which the latest share sale was consummated by Legg Mason prior to any dividend declaration date) less a 5% discount unless the Board of Directors determines otherwise. In no event, however, may shares be purchased at less than their par value of $10.00 per share.

     ADMINISTRATION OF THE DIVIDEND REINVESTMENT PLAN.  The
Dividend Reinvestment Plan is administered by the Company. All correspondence relating to the Dividend Reinvestment Plan should be addressed to:

                    President
                    Glen Burnie Bancorp
                    101 Crain Highway, S.E.
                    P.O. Box 70
                    Glen Burnie, Maryland 21060
                    (410) 766-3300


THE STOCKHOLDER PURCHASE PLAN

     PURPOSE. The Purchase Plan provides another simple and convenient way for stockholders to add to their holdings of the Common Stock without paying the brokerage and other charges that normally apply to open market transactions. In addition, the Purchase Plan allows the Company to increase its capital for use in its business.

     HOW TO PARTICIPATE. Each quarter, stockholders of record will be notified whether they will have the option of purchasing a pro rata portion of a new issuance of shares. The option price must be paid in full at the time the option is exercised. Options must be exercised within the expiration date which will be no later than three months after the date of grant. No fees or transactional costs are charged for participating in the Purchase Plan.

     HOW MANY SHARES MAY BE PURCHASED. The number of shares to be issued each quarter will be determined by the Board of Directors. Each stockholder will have the right to purchase their pro rata portion of such shares based on the ratio of the number of shares owned of record as of the date of the option grant compared to the total number of shares of Common Stock outstanding on that date. In its discretion, the Board may allow stockholders to purchase unsubscribed shares at the same price per share on such other terms or conditions as the Board may prescribe. In the event of an oversubscription, such unsubscribed shares shall be allocated among subscribers on such basis as the Board may determine.

     WHAT WILL BE THE PURCHASE PRICE. The purchase price for shares under the Purchase Plan will be their fair market value, as determined by the latest sale consummated by Legg Mason prior to the date on which the option is granted. Shares, however, will not be issued for less than their par value of $10.00 per share.

     ADMINISTRATION OF THE PURCHASE PLAN. The Purchase Plan will be administered by a committee of at least three directors including the Chairman of the Board, the Chief Executive Officer and one other director to be appointed annually by the Board of Directors. All correspondence relating to the Stock Purchase Plan should be addressed to:

                    President
                    Glen Burnie Bancorp
                    101 Crain Highway, S.E.
                    P.O. Box 70
                    Glen Burnie, Maryland 21060
                    (410) 766-3300

RISK FACTORS

     See "Risk Factors" beginning on page 1 for a discussion of certain factors that should be considered by prospective investors, including: dependence on real estate; localized business; interest rate risk; substantial competition in the banking industry; risk of non-compliance with regulatory requirements; restrictions on ability to raise capital; limited market for the common stock; dividend payment risks; pricing risks in the Plans; potential dilution; and control of the Company.


                     RISK FACTORS

     In addition to the information discussed elsewhere in this Prospectus (or incorporated by reference in the Prospectus), investors should carefully consider the following information in deciding whether to participate in the Plans.

DEPENDENCE ON REAL ESTATE; LOCALIZED BUSINESS

     The Bank's primary lending focus historically has been real estate mortgage and commercial lending, and, to a lesser extent, construction lending. At June 30, 1998, residential and commercial real estate mortgage loans and construction loans and land development loans comprised approximately 65% of the Bank's loan portfolio. The majority of this portfolio is made up of loans secured by commercial real estate and construction and land development loans which comprised 37% of the loan portfolio. This real estate dependence may increase the risk of loss in the Bank's loan portfolio, especially if there is a general decline in real estate values in the areas where properties securing the Bank's loans are located. Approximately 72% of the Bank's loans made during 1997, representing 65% in outstanding principal amount, were to borrowers located in northern Anne Arundel County, Maryland at the time of loan origination. Northern Anne Arundel County is a mature suburb of Baltimore characterized by modest population growth and an aging population. Should the economy in this area suffer any adversity, or deteriorate for any reason, the quality of the Bank's loans could decline. Adverse developments in the Bank's market area could particularly affect the performance of the Bank's portfolio of commercial real estate and construction and land development loans for which repayment and the value of the collateral are dependent on the successful operation of the borrower's business.

INTEREST RATE RISK

     The operations of the Bank are greatly influenced by general economic conditions and by the monetary and fiscal policies of the Federal government. The interest rates of paid on competing investments and general market rates of interest influence the Bank's deposit flows and cost of funds. Lending activities are affected by the demand for loans, which in turn is affected by the interest rates charged and by other factors affecting the availability of funds.

     The profitability of the Bank depends on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Increases in the level of interest rates may reduce the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the value of the Bank's investment securities and other interest-earning assets. Fluctuations in interest rates also can result in disintermediation, which is the flow of funds away from depository institutions into direct investments, such as corporate securities and other investment vehicles which, because of the absence of Federal deposit insurance, generally pay higher rates of return than depository institutions.

     Changes in interest rates will also affect the value of the Bank's investment securities portfolio designated as available for sale. Generally, an increase in interest rates would result in a decline in the value of investment securities available for sale, which would result in a corresponding adjustment in stockholders' equity. Therefore, the Bank's and the Company's stockholders' equity could change based on fluctuations in interest rates and in the value of investment securities held for sale.

SUBSTANTIAL COMPETITION IN THE BANKING INDUSTRY

     The Bank faces substantial competition for deposits and loans from other financial institutions, including many which have substantially greater resources, name recognition and market presence than the Bank. This competition comes not only from local institutions but also from out-of-state financial intermediaries which have opened loan production offices or which solicit deposits in its market area. Many of the financial intermediaries operating in the Bank's market area offer certain services which the Bank does not offer directly. Additionally, banks with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are

thereby able to serve the credit needs of larger customers. Competitors of the Bank include commercial banks, savings institutions, credit unions, thrift and loans, insurance companies, mortgage companies, money market and mutual funds and other institutions which offer loans and investment products. Historically, the Bank has sought to compete against larger institutions on the basis of its local ownership and orientation which the Bank believes has made it more responsive to its customers. The Bank, however, also encounters significant competition from other locally based community banks and financial institutions who compete on the same basis, including a bank which recently has been established near its headquarters by former directors and officers of the Bank and which may be expected to target the Bank's customer base.

RISK OF NON-COMPLIANCE WITH REGULATORY REQUIREMENTS

     Due to the nature of their business, both the Company and the Bank are subject to extensive legislation, regulation and supervision. The Federal Reserve Board and the FDIC have extensive capital requirements applicable to the Company and the Bank, respectively. The type, location and manner in which they may conduct business is extensively regulated and examined by the Federal Reserve Board, the FDIC and the Commissioner.

     While the Company and the Bank believe they are in substantial compliance with all applicable Federal and state regulations, there can be no assurance that they will continue to satisfy minimum capital or other Federal or state banking requirements. Should they fail to comply with such requirements, enforcement actions may include the issuance of formal and informal agreements, the issuance of directives to increase capital, the issuance of removal and prohibition orders against institution-affiliated parties, the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDIC Improvement Act, the imposition of civil money penalties, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits, and the imposition of a conservator or receiver.

RESTRICTIONS ON ABILITY TO RAISE CAPITAL

     With certain limited exceptions, the Company's stockholders generally have preemptive rights to subscribe to any and all issuances of the Common Stock, on a proportionate basis and in an amount equal to the ratio that each individual stockholder's total number of shares bears to the total number of shares of Common Stock outstanding. As a result of these pre-emptive rights, the Company generally may not sell shares of Common Stock without first offering them to the holders of the Common Stock. Such a rights could limit the Company's ability to raise capital in the future.

LIMITED MARKET FOR THE COMMON STOCK

     The Common Stock is not listed on any stock exchange or traded in the Nasdaq Stock Market. Although trading information for the Common Stock is available on the OTC Bulletin Board, there is limited trading activity in the Common Stock. Accordingly, stockholders who acquire shares of the Common Stock through the Plans may encounter difficulty in selling such shares on the open market. The absence of an active and liquid trading market for the Common Stock may also have an impact on the prices which investors are willing to pay for the Common Stock. Stockholders should only consider an additional investment in the Common Stock pursuant to the Plans if they have a long-term investment intent.

DIVIDEND PAYMENT RISKS

     The Company intends to pay dividends equal to forty percent (40%) of its profits for each quarter. The Company's ability to pay dividends to stockholders depends on its ability to receive dividends from the Bank. Payment of dividends by the Bank to the Company and by the Company to its stockholders, however, is subject to their respective financial conditions and to regulation. Federal and state banking regulations prohibit dividend payments unless the Company and the Bank have sufficient net retained earnings and capital as determined by the regulators. The Company
does not believe that these restrictions will materially limit its ability to pay dividends. There is no assurance that either the Bank or the Company will be legally or financially able to pay any specified amount of dividends in the future.

PRICING RISKS IN THE PLANS

     DIVIDEND REINVESTMENT PLAN. The Company cannot assure investors that the market price of the Common Stock will stay at the level at which it is trading at the time the dividend reinvestment price is calculated pursuant to the Dividend Reinvestment Plan. Under the Dividend Reinvestment Plan, the value of the shares to be issued in lieu of cash dividends is determined based on the higher of (a) ninety-five percent (95%) of the market price at the time a dividend is declared or (b) the stock's par value ($10.00 per share). By the time the dividend is actually paid, the market price at which the Company's stock is selling may have declined from the dividend reinvestment price. Thus, the number of shares to be issued may be less than the number that would have been issuable had such number been based on the sales price of the shares at the time the dividend is paid and the market value of the shares actually issued may be less than the amount of cash that would have been received had the dividend been paid in cash. See "The Plans -- Dividend Reinvestment and Stock Purchase Plan."

     PURCHASE PLAN. The Company cannot assure investors that shares purchased pursuant to options issued under the Purchase Plan will continue to trade at their purchase price. Further there can be no assurance that the market price of the Common Stock will not decline in the period between the date an option is exercised and the date shares are issued to a stockholder. Accordingly, there can be no assurance that price paid by stock holding to acquire shares through the Purchase Plan will be less than the price at which shares could have been acquired on the open market.

POTENTIAL DILUTION

     Stockholders who do not elect to participate in the Plans may suffer substantial dilution in their voting rights and their proportional interest in any future net earnings of the Company.

CONTROL OF THE COMPANY

     Under the Company's Articles of Incorporation, the affirmative vote of 80% of the outstanding shares is required for the approval of any merger, consolidation or share exchange involving the Company. In addition, amendments to Company's Articles of Incorporation and Bylaws require an 80% vote. As a result, the holders of 20% of the Company's outstanding Common Stock would be able to prevent most business combinations involving the Company even if the proposed business combination was favored by a majority of the shares outstanding. In addition, such holders could prevent any amendment to the Articles of Incorporation that might lower this voting requirement. The Board of Directors currently controls over 20% of the outstanding stock. Accordingly, the Board of Directors voting together as a group would be in a position to prevent most acquisitions of the Company. In addition, the Maryland General Corporation Law includes certain restrictions on business combinations with stockholders who have not been approved by the Board of Directors in advance and limits the voting rights of larger stockholders unless such voting rights have been approved by a vote of the stockholders. These provisions may have the effect of discouraging or preventing a future takeover attempt in which stockholders might otherwise receive a premium for their shares over then current market prices.


                       THE PLANS

     Following is a general summary of the Plans. Periodic reports are generally not furnished under the Plans although the Company makes annual reports available to its stockholders which may contain some information about the Plans. See "Available Information." Copies of the Plans will be sent to stockholders upon written request to the Treasurer of Glen Burnie Bancorp, 101 Crain Highway, S.E., P.O. Box 70, Glen Burnie, Maryland 21060-0070.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Under the Dividend Reinvestment Plan, the Company offers its stockholders of record the opportunity to receive additional shares of the Common Stock in lieu of cash dividends. Any record stockholder who elects to participate in the Dividend Reinvestment Plan will receive, if and when any dividend is declared, shares of Common Stock rather than cash on the dividend payment date. The number of shares he will receive will equal the number obtained by dividing the amount that he would have been paid in cash by a deemed per share "Purchase Price" which is equal to the per share price paid in the latest sale consummated by Legg Mason prior to the dividend declaration date less a 5% discount unless the Board of Directors determines otherwise. In no event, however, will the Purchase Price be less than the par value per share of $10.00.

     Once an election to participate is made, all dividends thereafter payable to the electing stockholder will be paid in Common Stock until such time as (i) the stockholder advises the Company in writing that he no longer wishes to participate in the Dividend Reinvestment Plan, (ii) the Company receives written notice of the stockholder's death or adjudicated incapacity, or (iii) the stockholder transfers record ownership of the shares dividends with respect to which are subject to payment in stock under the Plan.

     The Company will maintain an account reflecting stock dividends issued under the Dividend Reinvestment Plan. Shares held in a participant's account are voted directly by the participant. Certificates for stock dividends issued under the Dividend Reinvestment Plan will only be provided upon (i) request by a participating stockholder, (ii) withdrawal by a participating stockholder from the Dividend Reinvestment Plan, or (iii) termination of the Dividend Reinvestment Plan by the Company. Should participation in the Dividend Reinvestment Plan be withdrawn or terminated, cash will be issued in lieu of fractional shares. Certificates are generally issued within a week.

     Stockholders holding Common Stock in "street name" through a broker are not eligible to participate in the Dividend Reinvestment Plan with respect to those shares. Any such holder who desires to participate in the Dividend Reinvestment Plan should contact their broker and arrange to have such shares registered in their name as a record holder.

      Stockholders who reside in jurisdictions in which it is unlawful for the Company to permit their participation are not eligible to participate in the Dividend Reinvestment Plan.
The Company also reserves the right to exclude a stockholder who resides in a foreign country or in a jurisdiction which requires registration or qualification of the Common Stock or of the Company's directors, officers or other employees as agents in connection with sales pursuant to the Dividend Reinvestment Plan.

     The Board of Directors may amend, modify or suspend the Dividend Reinvestment Plan at any time and from time to time but the Dividend Reinvestment Plan may not be permanently terminated unless the Company's stockholders elect to terminate it. The Company's stockholders have approved the Dividend Reinvestment Plan.

     As of the date of this Prospectus, a total of 26,308 shares of Common Stock previously have been issued under the Dividend Reinvestment Plan. An additional 89,677 shares are reserved for issuance under the Dividend Reinvestment Plan.

     TAX CONSEQUENCES. The following discussion summarizes certain material U.S. Federal income tax consequences for U.S. taxpayers participating in the Dividend Reinvestment Plan. The discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof, and all of which are subject to change, perhaps with retroactive effect. This discussion does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular participants in light of their personal circumstances or status, nor does it discuss state, local or foreign income tax consequences. THEREFORE, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS WITH RESPECT TO THOSE MATTERS.

     A participant who chooses to receive a distribution of additional shares of Common Stock in lieu of cash under the provisions of the Dividend Reinvestment Plan will be treated for U.S. Federal income tax purposes as having received a taxable dividend to the extent such distribution is treated as made from the Company's current and accumulated earnings and profits, in an amount equal to the "Purchase Price" (as determined under the Dividend Reinvestment Plan) of all full and fractional shares credited to the participant's account, and otherwise as a non-taxable return of capital to the extent of such participant's tax basis in his shares of Common Stock (with a corresponding reduction in his tax basis in such Common Stock) and thereafter as capital gain.

     The participant's tax basis in the shares credited under the Dividend Reinvestment Plan will be an amount equal to the "Purchase Price" of such shares (as determined under the Dividend Reinvestment Plan). The holding period for shares acquired through the Dividend Reinvestment Plan will begin on the day after the dividend payment date.

     Following termination of participation in the Dividend Reinvestment Plan and receipt by the participant of shares of Common Stock previously held by the Dividend Reinvestment Plan administrator, a participant will realize gain or loss upon receipt of a cash payment for any fractional share interests credited to the participant's account. The amount of any such gain or loss will be the difference between the cash payment and the participant's tax basis in such fractional share interests.

     The tax discussion as set forth above is for general information purposes only. Each stockholder considering participation in the Dividend Reinvestment Plan is urged to consult his own tax and financial advisors as to any U.S. Federal, state and other tax consequences of participating in the Dividend Reinvestment Plan based upon his particular facts and circumstances.

STOCKHOLDER PURCHASE PLAN

     Pursuant to the Purchase Plan, stockholders of record will be granted an option (an "Option") each quarter to purchase newly issued shares of the Common Stock. The number of shares that may be purchased pursuant to Options shall be determined by the Board. Each Option will entitle the stockholder to purchase one share. Options will be granted in proportion to stockholders' record share holdings as of the date of grant at a per share price (the "Purchase Price") equal to the latest per share price reported for a sale of the Common Stock by Legg
Mason prior to the date of grant.   Options may be exercised in
full or partially at the election of the stockholder. Options may only be exercised by returning the option exercise form and paying the Purchase Price in full prior to the expiration date for the Option which may not be later than three months after the date of grant. Once an Option has been exercised, the exercise is irrevocable. Shares will be issued to persons exercising Options as soon as practicable after receipt of a properly completed option exercise form and payment of the Purchase Price in full. Shares may be issued in either certificated or uncertificated form at the election of the stockholder.

     Stockholders will be notified on a quarterly basis in writing that they have the option to purchase Common Stock. Stockholders holding shares for the account of others, such as banks, brokers, trustees and depositories, should contact the beneficial owners of those securities to ascertain the intentions of those beneficial owners with respect to

the Options. Persons beneficially owning Common Stock held in brokerage accounts or which is otherwise held on their behalf by a nominee should contact their broker or nominee to exercise subscription rights on their behalf.

     The total number of shares that may be issued under the Purchase Plan shall not exceed 120,000 shares subject to adjustment for stock splits and stock dividends subsequent to the date the Purchase Plan is adopted. The number of shares subject to the Purchase Plan has been adjusted for the six-for-five stock split to be effected through a stock dividend payable January 10, 1998 to stockholders of record on January 3, 1998. Shares optioned and not exercised shall continue to be available for inclusion in subsequent Option grants provided that, in its discretion, the Board of Directors may give stockholders the opportunity to purchase unsubscribed optioned shares at the Purchase Price on such other terms and conditions as the Board of Directors may determine. Purchase orders for unsubscribed shares will not be filled until after the expiration date for the Options. In the event of an oversubscription, such unsubscribed shares shall be allocated among subscribers on such basis as the Board of Directors may determine. The Board of Directors reserves the right to allocate unsubscribed shares on any basis it deems appropriate including, but not limited to, the order in which orders were received, the relative size of orders, the number of shares held by subscribers or on any other basis in its sole discretion.

     Options are not transferable except upon death. Holders of Options do not receive any rights or benefits of stockholders with respect to the underlying Common Stock until the Options are fully exercised and certificates evidencing the Common Stock are issued.

     Options are only exercisable during a stockholder's lifetime by the stockholder. In the event a stockholder dies without having fully exercised their Options, the stockholder's executors or administrators shall have the right to exercise such Options during their remaining term to the same extent that the stockholder was entitled to exercise the Option.

     The Company will make reasonable efforts to comply with the securities laws of all states in which stockholders reside. The Board of Directors reserves the right not to issue Options to stockholders residing in a foreign country or in a jurisdiction in which the granting of Options or the offer or sale of the Common Stock would be unlawful or in which the Company or its directors, officers or employees would be required to register as a broker, dealer or selling agent.

     The Purchase Plan will be administered by a Committee made up of the Company's Chairman of the Board, Chief Executive Officer and another director, who is appointed by the Company's
Board of Directors annually.   All questions concerning the
timeliness and validity of Option exercises and the eligibility of stockholders for Options will be determined by the Committee whose determinations will be final and binding on all parties.

     TAX CONSEQUENCES. The following discussion summarizes certain material U.S. Federal income tax consequences for U.S. taxpayers upon the receipt, disposition, exercise or lapse of Options. The discussion is based upon provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury regulations, all as in effect and existing on the date hereof, and all of which are subject to change, perhaps with retroactive effect. This discussion assumes that such Options, and the Common Stock acquired upon exercise of the Options, will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. This discussion does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal circumstances or status, nor does it discuss state, local or foreign income tax consequences. EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISORS WITH RESPECT TO THESE MATTERS.

     Under Section 305 of the Code, a stockholder's receipt of Options pursuant to the Purchase Plan will not be subject to U.S. Federal income tax. A stockholder's basis in the Options will be treated as zero so long as either (1) both (a) the value of the Options at the time of receipt is less than 15% of the value of the Common Stock in respect of which the Options were distributed (which the Company expects to be the case) and (b) such stockholder does not otherwise

elect to allocate his basis in such Common Stock among such Common Stock and the Options in accordance with Section 307(a) of the Code, or (2) such Options are allowed to lapse.

     No gain or loss will be recognized for U.S. Federal income tax purposes by holders of the Options upon the exercise of the Option and acquisition of the Common Stock of the Company. A holder's tax basis in the Common Stock received on exercise of the Options will equal the sum of his tax basis, if any, in the Options plus the exercise price paid. The holding period of the Common Stock received on the exercise of the Options will commence on the date of exercise and will not include the holding period of the Options.

     If Options acquired pursuant to the Purchase Plan are not exercised and are allowed to expire, no gain or loss will be recognized by the holder of such Options.

CERTAIN RESALE RESTRICTIONS

     Shares acquired by affiliates of the Company pursuant to the Plans will, be subject to certain resale restrictions. Rule 144 imposes a volume limit on the amount of securities which each affiliate of an issuer, as well as each holder of "restricted" securities, may sell during any three-month period and limits on the manner in which such sales may be made. "Restricted" shares are shares which have not been registered under the Securities Act of 1933 in reliance upon an exemption which restricts their resale. "Restricted" securities may only be sold if they are subsequently registered for resale or if resale is authorized under an applicable rule such as Rule 144.

                    USE OF PROCEEDS

     To the extent stockholders participate in the Dividend Reinvestment Plan and receive dividends in stock rather than cash, the cash savings to the Company will increase its working capital. The proceeds from the sale of Common Stock under the Purchase Plan will also increase the Company's working capital. The Company believes that it will benefit from investment by stockholders on a continuing basis. Such investment should assist it and the Bank to maintain and expand their operations and business activities.

                 PLAN OF DISTRIBUTION

     The Company will not engage any outside broker-dealers in connection with the sale of shares of the Common Stock pursuant to the Plans. Certain directors and executive officers of the Company will assist the Company in the administration of the Plans. None of such directors and executive officers will receive compensation for such services. None of such directors and executive officers are registered as securities brokers or dealers under federal or applicable state securities laws, nor are any of such persons affiliated with any broker or dealer. Because none of such persons are in the business of either effecting securities transactions for others or buying and selling securities for their account, they are not required to register as broker or dealers under the federal securities laws. In addition, the proposed activities of such directors and executive officers are exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the 1934 Act. Substantially similar exemptions from registration are available under applicable state securities laws.

                    INDEMNIFICATION

     Under the Company's Articles of Incorporation, the Company shall indemnify a present or former director or officer of the company in connection with a proceeding to the fullest extent permitted by Section 2-418 of the Maryland General Corporation Law. Such section provides that a Maryland corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such

capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the person actually received an improper personal benefit, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. The Company has been advised that, insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted under these provisions, it is the position of the Securities and Exchange Commission (the "Commission") that such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                        EXPERTS

     The Company's Consolidated Financial Statements at and for the years ended December 31, 1997 and 1996 that are incorporated into this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 were audited by Trice & Geary LLC, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The Consolidated Financial Statements of the Company at December 31, 1995 and for the year then ended have been audited by Rowles & Company, LLP, independent auditors, as set forth in their report therein appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C.

                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information can be inspected and copied at the Commission's public reference facilities in Washington, D.C., and at 7 World Trade Center, Suite 1300, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661.

     Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports and other information regarding the Company and other registrants that file electronically with the Commission: The Commission's Website address is http://www.sec.gov. The Company maintains a Website at http://www.thebankofglenburnie.com.

     Since its inception the Company has and intends to continue to make available to its stockholders annual reports containing financial information that has been examined and reported upon, with an opinion expressed by, an independent firm of certified public accountants.

          DOCUMENTS INCORPORATED BY REFERENCE

     The following documents of the Company which have been previously filed with the Commission are incorporated by reference in this Prospectus:


     (a)  the Company's Annual Report on Form 10-K for the
          Fiscal Year Ended December 31, 1997;


     (b)  the Company's Quarterly Reports on Form 10-Q for the
          Quarters Ended March 31, 1998 and June 30, 1998;

     (c) the description of the Company's Common Stock contained in its Form 8-A, dated March 31, 1998; and

     (d)  the Company's Current Reports on Form 8-K dated
          March 2, 1998 and June 17, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Glen Burnie Bancorp, Corporate Secretary, 101 Crain Highway, S.E., P.O. Box 70, Glen Burnie, Maryland 21060.


                       PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities to be registered are as follows:

     SEC registration fees                       $ 1,458
     Blue Sky fees and expenses                    3,785
     Legal fees and expenses                      60,000
     Printing and Engraving                        7,500
     Accounting fees and expenses                  7,500
     Miscellaneous                                 2,500
                                                 -------
               Total                             $82,743
                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide that all current and former directors and officers are entitled to receive indemnification in connection with any proceeding to the fullest extent permitted by Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland.
Such section provides that a corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the person actually received an improper personal benefit, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. However, if the proceeding was by or in the right of the corporation, indemnification may not be made if the person is adjudged to be liable to the corporation. The corporation must indemnify directors and officers for expenses incurred in contesting any such proceeding if such persons are successful on the merits, unless the corporation's articles of incorporation limit such indemnification (the Company's Articles do not). Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position whether or not the corporation would have the power to indemnify against such liability under Maryland law. A corporation must report any indemnification or advance of expenses to a director or officer arising out of a proceeding by or in the right of the corporation to the stockholders of the corporation.

     The Company maintains director and officer liability insurance. The scope of such insurance is essentially the same as the indemnification provisions outlined above.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Exhibit List
     ------------

     *  4.1    Articles of Incorporation.  Incorporated
               herein by reference to Exhibit 3.1 to the
               Annual Report on Form 10-K of Glen Burnie
               Bancorp for its Fiscal Year Ended December 31,
               1995, (the "1995 Form 10-K")
     *  4.2    By-Laws.  Incorporated herein by reference to
               Exhibit 3.2 to the 1995 Form 10-K
     *  4.3    Glen Burnie Bancorp and The Bank of Glen
               Burnie Shareholder Rights Plan. Incorporated
               by reference to the Form 8-K filed on March 2,
               1998
     *  5      Opinion of Housley Kantarian & Bronstein, P.C.
       23.1    Consent of Trice & Geary LLC
       23.2    Consent of Rowles & Company, LLP
     * 23.3    Consent of Housley Kantarian & Bronstein, P.C.
               (included in their opinion filed as Exhibit 5)
     * 24      Power of Attorney (reference is made to
               the signature page of the Form S-1 as originally
               filed, Registration Number 333-37073)
__________
*    Previously filed.


ITEM 17.  UNDERTAKING

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      SIGNATURES
                      ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Glen Burnie, State of Maryland, on November 6, 1998.

                      GLEN BURNIE BANCORP

                      By: /s/ F. William Kuethe, Jr.
                          -----------------------------
                          F. William Kuethe, Jr.
                          President and Chief Executive Officer
                          (Duly Authorized Representative)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURES                   TITLE                         DATE

/s/ F. WILLIAM KUETHE, JR.        President and Director     November 6, 1998
------------------------------    (Principal Executive
F. William Kuethe, Jr.            Officer)


/s/ JOHN E. PORTER     *          Chief Financial Officer    November 6, 1998
------------------------------    (Principal Financial
John E. Porter                    Officer)


/s/ BEATRICE S. MCQUARRIE *       Assistant Treasurer of     November 6, 1998
------------------------------    (Principal Accounting
Beatrice S. McQuarrie             Officer)


/s/  JOHN E. DEMYAN     *         Chairman of the Board,     November 6, 1998
-------------------------------   Director
John E. Demyan


/s/  THEODORE L. BERTIER, JR. *   Director                   November 6, 1998
-------------------------------
Theodore L. Bertier, Jr.


-------------------------------   Director
Shirley E. Boyer


/s/  THOMAS CLOCKER     *         Director                  November 6, 1998
-------------------------------
Thomas Clocker


/s/  ALAN E. HAHN  *              Director                  November 6, 1998
-------------------------------
Alan E. Hahn

     SIGNATURES                   TITLE                         DATE
/s/  Charles L. Hein    *         Director                  November 6, 1998
-------------------------------
Charles L. Hein


/s/  F.W. Kuethe, III   *         Director                  November 6, 1998
-------------------------------
F. W. Kuethe, III


/s/  Eugene P. Nepa     *        Director                   November 6, 1998
-------------------------------
Eugene P. Nepa


/s/  William N. Scherer, Sr.*    Director                   November 6, 1998
-------------------------------
William N. Scherer, Sr.


/s/  Karen Thorwarth    *        Director                   November 6, 1998
-------------------------------
Karen Thorwarth


/s/  Mary L. Wilcox     *        Director                   November 6, 1998
-------------------------------
Mary L. Wilcox




*By: /s/ F. William Kuethe, Jr.
     ---------------------------
     F. William Kuethe, Jr.
     Attorney-in-fact